Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Brookfield Property Partners L.P. Registration Statement Nos. 333-218503, 333-218504, 333-225158 and 333-225163 on Form F-3 and Registration Statement Nos. 333-196622, 333-203042, 333-227082 and 333-229760 on Form S-8 of our report dated March 1, 2019, relating to the consolidated financial statements and financial statement schedule of Brookfield Property REIT Inc. (formerly known as GGP Inc.) and subsidiaries (the “Company”), appearing in this Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 2019